Exhibit 5.1

September 24, 2021

The Board of Directors

Plasma Innovative Inc.

523 School House Rd.

Kennett Square, PA 19348.

Re: Opinion of Counsel

Form S-1 Registration Statement

Ladies and Gentlemen:

I have acted as special counsel to Plasma Innovative Inc., a Nevada corporation (the “ Company ”), in connection with the Company’s registration statement on Form S-1 (the “ Registration Statement ”), to be filed with the Securities and Exchange Commission (the “ Commission ”) under the Securities Act of 1933, as amended (the “ Securities Act ”), relating to the re-sale of 1,300,000 shares of common stock of the Company, no par value (the “ Common Stock ”), held by the selling shareholders referenced in the Registration Statement.

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the form of prospectus included therein, the exhibits therein and the documents incorporated by reference therein, (ii) the Company’s certificate of incorporation, as amended to date, (iii) the Company’s by-laws, as amended to date, and (iv) certain resolutions of the Board of Directors of the Company. I have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as I have deemed necessary or appropriate, and I have made such investigations of law as I have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, I have assumed and have not verified (i) the genuineness of the signatures on all documents that I have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies.

Based upon and subject to the foregoing and subject also to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that the Common Stock has been duly authorized validly issued, fully paid and nonassessable.

I express no opinion other than as to the Nevada Revised Statutes (including the statutory provisions, and reported judicial decisions interpreting the forgoing). In addition, the foregoing opinions are qualified to the extent that (i) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers) and (ii) no opinions are expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, I do not admit that I am an “expert” under the Securities Act or under the rules and regulations of the Commission relating thereto with respect to any part of the Registration Statement.  Our opinions are expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares contained in the Registration Statement, or the Registration Statement. These opinions are given as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law. We bring to your attention that our legal opinions are an expression of professional judgment and are not a guarantee of result.

Sincerely,

/s/ Daniel H. Luciano

Daniel H. Luciano